STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                      FILED 09:01 AM 01/22/2001
                                                         010033559 - 2202214


                            CERTIFICATE OF AMENDMENT
                          OF CERTIFICATE OF DESIGNATION
                         OF MICROTEL INTERNATIONAL INC.,
                             A DELAWARE CORPORATION


         The undersigned, Carmine T. Oliva, hereby certifies that:

         A. He is the duly elected and acting President of MicroTel International, Inc., a Delaware corporation (the "CORPORATION").

         B. Pursuant to authority given by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

         WHEREAS, the Certificate of Incorporation of the Corporation provides for two classes of shares known as Common Stock and Preferred Stock;

         WHEREAS, the Board of Directors of the Corporation is authorized by the Certificate of Incorporation to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof;

         WHEREAS, the Corporation filed with the Delaware Secretary of State on May 20, 1998, a Certificate of Designations, Preferences and Rights of Preferred Stock (the "Certificate of Designations");

         WHEREAS, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and Section 242 of the Delaware General Corporation Law, said Board of Directors, by action taken without a meeting by written consent on November 14, 2000, duly adopted a resolution providing for the amendment of the Certificate of Designations, in its entirety, to read as set forth herein; and

         WHEREAS, pursuant to Sections 228(a) and 242 of the Delaware General Corporation Law, approval of the stockholders holding a majority of the Common Stock and a majority of the Series A Preferred Stock was duly obtained at a Special Meeting of Stockholders of the Corporation held on January 16, 2001.

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         NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Designations is amended to read in full as follows:

         A. DESIGNATION. One series of Preferred Stock, designated Series A Preferred Stock, is hereby provided for, which shares shall have the rights, privileges and preferences set forth below.

         B. AUTHORIZED NUMBER. The number of shares constituting the Series A Preferred Stock shall be 200, par value .01 per share.

         C. DIVIDEND PROVISIONS. The holders of shares of Series A Preferred Stock shall not be entitled to receive dividends.

         D. LIQUIDATION PREFERENCE.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of the Common Stock by reason of their ownership, an amount per share equal to $10,000 (the "STATED VALUE") for each outstanding share of Series A Preferred Stock. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock on a share-by-share basis in proportion to the aggregate preferential amounts of each such series of Preferred Stock.

                  (b) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of this Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this SECTION D but shall instead be treated pursuant to SECTION E hereto.

         E. CONVERSION. The holders of the Series A Preferred Shares shall have conversion rights as follows (the "CONVERSION RIGHTS"):

                  (1) CONVERSION RIGHTS.

                           (i) Each Series A Preferred Share shall be
                  convertible, at the option of the holders of such shares, at any time, at the office of the Corporation or any transfer agent for the Series A Preferred Shares, into 50,530 fully paid and non-assessable Common Shares of the Corporation.

                           (ii) In the event of a call for redemption of any
                  Series A Preferred Shares pursuant to SECTION F hereof, each holder of any Series A Preferred Shares shall have the right to exercise the conversion rights set forth in this SECTION E and the right to convert each share shall cease as to the shares designated for redemption as of the close of business

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                  on the business day immediately prior to the Redemption Date, unless default is made in payment of the redemption price. if the Corporation has received a notice of conversion with respect to any Series A Preferred Shares the Corporation may not redeem such Series A Preferred Shares provided the Series A Preferred Shares are delivered for conversion as set forth in SECTION E(2).

                  (2) MECHANICS OF CONVERSION.

                           (i) No fractional shares of Common Stock shall be
                  issued upon conversion of the Series A Preferred Shares. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation's calculation shall be deemed conclusive absent manifest error. In order to convert Series A Preferred Shares into full shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Corporation for the Series A Preferred Shares, and shall give written notice to the Corporation at such office that the holder elects to convert the same, the number of shares of Series A Preferred Shares so converted and a calculation of the Conversion Rate (with an advance copy of the certificates) and the notice by facsimile); provided, however, that the Corporation shall not be obligated to deliver certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such Series A Preferred Shares are delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

                           (ii) The Corporation shall use reasonable efforts to
                  cause to be issued and delivered within two (2) business days after delivery to the Corporation of such Series A Preferred Shares, or after such agreement and indemnification, to such holder of Series A Preferred Shares at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. The date on which notice of conversion is given (the "DATE OF CONVERSION") shall be deemed to be the date set forth in such notice of conversion provided the original Series A Preferred Shares to be converted are received by the Corporation within five (5) business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the original Series A Preferred Shares to be converted are not received by the Corporation within five (5) business days after the Conversion, the notice of conversion shall become null and void.

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                  (3) CONVERSION PRICE ADJUSTMENTS. The number of Common Shares issuable upon conversion as set forth in SECTION E(1)(i) shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "CORPORATE CHANGE") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Corporation's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Series A Preferred Shares shall be convertible into such class and type of securities as the Holder would have received had the Holder converted the Series A Preferred Shares immediately prior to such Corporate Change, as appropriately adjusted to equitably reflect the conversion price and any stock dividend, stock split or share combination of the common stock after such corporate event.

                  (4) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting the conversion of the Series A Preferred Shares such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series A Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes.

         F. REDEMPTION OF SERIES A PREFERRED SHARES.

                  (1) OPTIONAL REDEMPTION. The Corporation may redeem all outstanding and unconverted Series A Preferred Shares for cash at a per share price equal to $11,500 (115% of the Stated Value) for each Series A Preferred Share by giving written notice to Buyer at least twenty
         (20) days in advance of such redemption. Notwithstanding the above, the Corporation may not redeem the Series A Preferred Shares unless there are sufficient authorized and reserved Common Shares to permit conversion by the holders thereof within such twenty (20) day period. If the Corporation has received a notice of conversion with respect to any Series A Preferred Shares, the Corporation may not redeem such Series A Preferred Shares provided the Series A Preferred Shares are delivered for conversion as set forth in SECTION E(2) during the notice period prior to the Redemption Date as set forth in SECTION F(3)(11) below.

                  (2) MANDATORY REDEMPTION. On May 22, 2003, the Corporation shall redeem all Series A Preferred Shares then outstanding, by the payment therefor of the redemption price of $11,500 per share.

                  (3) MANNER OF REDEMPTION OF SERIES A PREFERRED SHARES.

                           (i) If less than all of the outstanding Series A
                  Preferred Shares shall be called for redemption, the particular shares of such series to be redeemed shall be selected by lot or by such other equitable manner as may be prescribed by resolution of the Board of Directors.

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                           (ii) Notice of redemption of any Series A Preferred
                  Shares shall be given by the Corporation by fax or other written communication, at least twenty (20) days prior to the date fixed by the Board of Directors of the Corporation for redemption (herein called the "REDEMPTION DATE"), to the holders of record of the shares to be redeemed at their respective addresses then appearing on the records of the Corporation. The notice of the redemption shall state:

                                    (A) the Redemption Date,

                                    (B) the redemption price (which must be paid
                           within five (5) business days after the date of redemption),

                                    (C) whether the redemption is an optional
                           redemption or a mandatory redemption,

                                    (D) if less than all outstanding Series A
                           Preferred Shares are to be redeemed, the identification of the Series A Preferred Shares to be redeemed,

                                    (E) the conversion rate on the date of the
                           notice,

                                    (F) that on the Redemption Date the
                           redemption price will become due and payable upon each Series A Preferred Shares to be redeemed and the right to convert each share of Series A Preferred Share shall cease as of the close of business on the business day prior to the Redemption Date, unless default shall be made in the payment of the redemption price, and

                                    (G) the place or places where such Series A
                           Preferred Shares to be redeemed are to be surrendered for payment of the redemption price.

                  (4) FAILURE TO REDEEM. If the Corporation fails to pay the redemption price after calling any Series A Preferred Shares for optional redemption under SECTION F(1), the Corporation shall have no further right to redeem Series A Preferred Shares under SECTION F(1).

                  (5) REACQUIRED SHARES. Any shares of the Series A Preferred Stock converted, redeemed or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series A Preferred Stock and may be reissued at the direction of the Corporation subject to the conditions or restrictions on issuance set forth herein.

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         G. CORPORATE EVENTS. In the event of (i) any declaration by the
Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than cash dividend) or other distribution or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, and any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Shares at least twenty (20) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) will receive for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.

         H. VOTING RIGHTS.

                  (1) The Holders of the Series A Preferred Shares shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

                  (2) To the extent that under Delaware law the vote of the holders of the Series A Preferred Shares, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding Series A Preferred Shares shall constitute the approval of such action by the class. To the extent that under Delaware law the holders of the Series A Preferred Shares are entitled to vote on a matter with holders of Common Stock voting together as one class, each Series A Preferred Share shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as of the date of determination. Holders of the Series A Preferred Shares shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and applicable statutes.

         I. PROTECTIVE PROVISIONS. So long as the Series A Preferred Shares are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series A Preferred Shares set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority in aggregate principal amount of the Series A Preferred Shares then outstanding:

                  (1) Alter or change the rights, preferences or privileges of the Series A Preferred Shares so as to affect adversely the Series A Preferred Shares.

                  (2) For a period of eight (8) months from the issuance of the Series A Preferred Shares, create any new class or series of stock which ranks prior to or PARI PASSU to the Series A Preferred Shares with respect to liquidation preference, other than any additional series of Preferred Shares issued for a purchase price not to exceed $2 million, which may rank PARI PASSU.

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                  (3) Do any act or thing which would result in taxation of the holders of Series A Preferred Shares under Section 305 of the Internal Revenue Code of 1985, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its authorized officer as of November 20, 2000.

                                      MICROTEL INTERNATIONAL, INC.


                                      BY:  /S/ CARMINE T. OLIVA
                                         ---------------------------------------
                                           CARMINE T. OLIVA
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

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